Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-280183, 333-91524, 333-100312, 333-100313, 333-122333, 333-132880, 333-150780, 333-150782, 333-176285, 333-176286, 333-204310, 333-238910, 333-284984 and 333-295910 on Form S-8 of Skyworks Solutions, Inc. of our reports dated May 8, 2026, relating to the consolidated financial statements of Qorvo, Inc. and subsidiaries as of March 28, 2026 and March 29, 2025 and for each of the three years in the period ended March 28, 2026, and the effectiveness of internal control over financial reporting of Qorvo, Inc. and subsidiaries as of March 28, 2026, appearing in this Current Report on Form 8-K of Skyworks Solutions, Inc.

/s/ Ernst & Young LLP

Charlotte, North Carolina

May 20, 2026